Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. and Subsidiaries on Form S-3 (No. 333-222447) and Form S-8 (Nos. 333-200350, 333-201898, 333-210428 and 333-216547) of our report dated March 12, 2018, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for the years then ended December 31, 2018, which report is included in this Annual Report on Form 10-K to be filed on or about March 12, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 12, 2019